EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 10, 2018, except for the third paragraph of Note 1 as to which date is October 5, 2018, with respect to the consolidated financial statements of Alpine Electronics, Inc. included in the Registration Statement and related Prospectus of Alps Electric Co., Ltd..

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

November 2, 2018